LETTER AGREEMENT

Managers AMG Funds

Distribution Agreement

                    , 2007

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: John Streur

Re:	Distribution Agreement between Managers Distributors, Inc. and Managers AMG Funds, dated as of April 1, 2002

Ladies and Gentlemen:

Managers AMG Funds (the “Trust”) hereby advises you that it is creating a new series to be named Skyline Special Equities Portfolio (the “New Fund”), and that the Trust desires Managers Distributors, Inc. (“MDI”) to provide distribution services with respect to the New Fund pursuant to the terms and conditions of the Distribution Agreement between the Trust and MDI dated April 1, 2002.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement with respect to the New Fund and your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely, Managers AMG Funds

By:
Name: William J. Nutt Title: President

ACKNOWLEDGED AND ACCEPTED Managers Distributors, Inc.

By:
Name: Title: